EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FOURTH QUARTER AND

FULL YEAR 2007 FINANCIAL RESULTS

Board Approves Additional $2 Million Stock Buyback

DALLAS, TX, March 18, 2008 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the fourth quarter and full year ended December 31, 2007. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood and composite decks and related accessories.

For the fourth quarter of 2007, USHS reported revenues of $29.3 million as compared to $31.0 million in the fourth quarter ended December 31, 2006. In the fourth quarter, new orders increased 17.1% to $31.0 million from $26.4 million in the fourth quarter last year due primarily to the Company’s in-store-marketing program which was initiated in June 2007. Although new orders increased in the fourth quarter, the Company’s installation completions were lower resulting in a $1.7 million decline in fourth quarter revenues as compared to the prior year. The Company’s backlog of uncompleted orders was $24.0 million at December 31, 2007 as compared to $19.0 million at December 31, 2006. The decline in revenues in the quarter resulted in a reduction of the Company’s gross profit of $1.0 million. Gross profit was also adversely affected by higher material and manufacturing labor costs resulting principally from product enhancements in the Company’s kitchen refacing program, and reduced deck product selling prices in its deck product line. The Company made price adjustments in January 2008 to improve the gross profit margin of its kitchen refacing product line. In addition, the Company experienced approximately $108,000 of start-up losses in markets opened in June and July 2007.

The loss in the fourth quarter from continuing operations was $434,000, or $(0.05) per share, as compared to income from continuing operations of $1.2 million, or $0.14 per share, for the same period last year.

Murray Gross, chairman and chief executive officer, commented “We are encouraged with the early results from our new in-store marketing initiative. In January and February 2008 we continued to generate an increase in new orders over the same period in 2007. Based on these successes, we are planning to expand this program in 2008. We expect this more robust in-store marketing initiative will help to grow our new orders and resulting revenue.”

Gross continued, “As I stated in June last year, my experience has been that consumer demand for kitchen and bath products recover at a faster rate than the general housing market and that increasing numbers of potential home sellers will undertake economical remodeling expenditures to spruce up their house to stand out against competition while many other home owners will choose to incur remodeling investments to upgrade their existing home. I believe that our current new orders levels are in line with my experience. However, we remain cautious about growth prospects as tighter credit standards, increasing fuel costs, rising unemployment and falling consumer confidence are expected to place continued pressures on remodeling expenditures. U.S. Home Systems remains strategically well-positioned within this market, and even as we head into what has historically been a seasonally slow quarter for us, we remain optimistic. We expect our first quarter bottom-line results to range between a $0.02 loss per share and a $0.02 gain in earnings per share, based on the timing of installations. I would also remind shareholders that the second and third calendar quarters represent what have historically been our strongest quarters each year.”

Mr. Gross concluded, “In August 2007 our Board of Directors authorized the repurchase of up to $5.0 million of our outstanding common shares. As of December 31, 2007 we had purchased 737,093 shares at a cost of approximately $4,985,000. I am pleased to announce today that our Board has authorized a new program for the repurchase of up to $2 million of our outstanding common stock in the open market. As before, we will make purchases at such prices and time as we determine are appropriate. Based on our current stock price, we believe repurchases of the Company’s stock represent an excellent investment that will provide long-term value to our shareholders.”

For the year ended December 31, 2007, revenues were $123.3 million as compared to $120.8 million in the same period last year. Approximately 70% of the increase, or $1,735,000, was realized in markets that were opened prior to 2007. Income from continuing operations was $2.4 million, or $0.29 per share, as compared to $4.1 million, or $0.49 per share, respectively, in 2006.

USHS previously reported that effective September 30, 2007 it had completed the sale of its consumer finance subsidiary assets. Operating results of its former consumer finance segment have been reclassified as discontinued operations for all periods. Loss from these discontinued operations for the year ended December 31, 2007 was $2.7 million, or $0.33 per share, which included a loss of $2.2 million on the disposal of the business consisting of a pre-tax loss of $1.3 million and an income tax expense of $910,000 on the transaction. Income from discontinued operations for the year ended December 31, 2006 was $122,000, or $0.02 per share.

Consolidated net loss was $299,000, or $0.04 per share for the year ended December 31, 2007 as compared to net income of $4.2 million, or $0.51 per share, in the same period last year.

Conference Call Information

Management of USHS will hold a conference call on March 18, 2008 at 4:30 p.m. ET to discuss its fourth quarter and full year 2007 financial results. The financial results will be released following the close of trading on March 18, 2008.

Interested parties may access the call by calling 800-762-8779 from within the United States, or 480-248-5081 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through March 25, 2008, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), passcode 3857029.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 18, 2008 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

USHS REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues	$29,341	$31,025	$123,275	$120,811
Cost of remodeling contracts	14,538	14,360	58,803	56,983
Gross profit	14,803	16,665	64,472	63,828

Costs and expenses:
Branch operations	2,115	1,931	8,022	7,392
Sales, marketing and license fees	10,726	10,305	42,692	40,638
General and administrative	2,530	2,437	9,903	8,888
Total costs and expenses	15,371	14,673	60,617	56,918
Operating income (loss)	(568)	1,992	3,855	6,910
Interest expense	59	90	212	416
Other income (expense)	99	88	469	332
Income (loss) from continuing operations before income taxes	(528)	1,990	4,112	6,826
Income tax expense (benefit)	(94)	802	1,701	2,729
Income (loss) from continuing operations	(434)	1,188	2,411	4,097
Income (loss) on discontinued operations	32	413	(2,710)	122
Net income (loss)	$(402)	$1,601	$(299)	$4,219

Net income (loss) per common share – basic:
Continuing operations	$(0.05)	$0.15	$0.29	$0.50
Discontinued operations	0.00	0.05	(0.33)	0.02
Net income (loss) per common share – basic	$(0.05)	$0.20	$(0.04)	$0.52

Net income (loss) per common share – diluted:
Continuing operations	$(0.05)	$0.14	$0.29	$0.49
Discontinued operations	0.00	0.05	(0.33)	0.02
Net income (loss) per common share – diluted	$(0.05)	$0.19	$(0.04)	$0.51

Number of weighted-average shares of common stock outstanding – basic	7,851,257	8,197,507	8,160,702	8,114,598
Number of weighted-average shares of common stock outstanding – diluted	7,851,257	8,350,533	8,277,402	8,295,233

USHS REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$11,615,593	$10,561,972
Accounts receivable-trade, net	3,792,553	4,714,808
Accounts receivable-other	99,027	430,877
Finance receivables held for investment, current	—	166,090
Income tax receivable	1,059,143	104,381
Commission advances	1,324,855	899,780
Inventories	5,207,705	4,258,866
Prepaid expenses	2,016,672	858,522
Deferred income taxes	645,404	839,610

Total current assets	25,760,952	22,834,906

Property, plant, and equipment, net	5,556,963	5,796,318
Finance receivables held for investment, net of current portion	—	97,575
Goodwill	3,589,870	7,357,284
Participation investment	—	2,191,285
Other assets	399,359	524,078

Total assets	$35,307,144	$38,801,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,822,989	$2,583,328
Accrued wages, commissions, and bonuses	1,094,465	1,574,310
Federal and state taxes payable	748,519	2,786,034
Long-term debt, current portion	189,454	217,920
Other accrued liabilities	1,725,094	1,452,529

Total current liabilities	9,580,521	8,614,121
Deferred income taxes	295,450	432,223
Deferred revenue	—	6,640
Long-term debt, net of current portion	2,672,219	2,861,673

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 8,347,153 and 8,210,160 shares issued; 7,610,060 and 8,210,160 shares outstanding at December 31, 2007 and 2006, respectively	8,347	8,210
Additional capital	20,173,056	19,016,937
Retained earnings	7,562,857	7,861,642
Treasury stock, at cost, 737,093 shares at December 31, 2007	(4,985,306)	—

Total stockholders’ equity	22,758,954	26,886,789

Total liabilities and stockholders’ equity	$35,307,144	$38,801,446